Exhibit 10.6

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

RUBRYC THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

TABLE OF CONTENTS

Page

1.	Definitions	1

2.	Agreement among the Company, the Major Investors and the Key Holders	4

2.1.	Right of First Refusal	4
2.2.	Right of Co-Sale	5
2.3.	Effect of Failure to Comply	7

3.	Exempt Transfers	8

3.1.	Exempted Transfers	8
3.2.	Exempted Offerings	9
3.3.	Prohibited Transferees	9

4.	Legend	9

5.	Lock-Up	9

5.1.	Agreement to Lock-Up	9
5.2.	Stop Transfer Instructions	10

6.	Miscellaneous	10

6.1.	Term	10
6.2.	Stock Split	10
6.3.	Ownership	10
6.4.	Dispute Resolution	11
6.5.	Notices	11
6.6.	Entire Agreement	12
6.7.	Delays or Omissions	12
6.8.	Amendment; Waiver and Termination	12
6.9.	Assignment of Rights	12
6.10.	Severability	13
6.11.	Additional Major Investors	13
6.12.	Governing Law	13
6.13.	Titles and Subtitles	14
6.14.	Counterparts	14
6.15.	Aggregation of Stock	14
6.16.	Specific Performance	14
6.17.	Additional Key Holders	14
6.18.	Consent of Spouse	14
6.19.	Several Liability Among Major Investors	14

Schedule A	-	Major Investors
Schedule B	-	Key Holders
Exhibit A	-	Consent of Spouse

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

SECOND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”), is made as of 23, 2021 by and among RubrYc Therapeutics, Inc., a Delaware corporation (the “Company”), the Major Investors listed on Schedule A and the Key Holders listed on Schedule B.

WHEREAS, as of the date hereof, the Key Holders are the beneficial owners of an aggregate of 23,309 shares of the Common Stock of the Company and stock options exercisable for 579,467 shares of the Common Stock of the Company, as reflected on Schedule B;

WHEREAS, certain of the Major Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock, par value $0.01 (the “Series A Preferred Stock”);

WHEREAS, iBio, Inc., a Major Investor, is purchasing shares of the Company’s Series A-2 Preferred Stock (“Series A-2 Preferred Stock” and along with the Series A Preferred Stock and the Founder Series Preferred Stock (as defined herein), the “Preferred Stock”) pursuant to that certain Series A-2 Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, the Prior Investors are parties to that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated July 31, 2020, by and among the Company, the Prior Investors and the Key Holders, as amended (the “Prior Agreement”);

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement;

WHEREAS, the Company, the Key Holders and the Major Investors have agreed to the right of first refusal and co-sale as set forth herein;

NOW, THEREFORE, the Company, the Key Holders and the Major Investors agree as follows:

1.            Definitions.

1.1.            “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such specified Person, including, without limitation, any general partner, managing member, officer or director of such specified Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such specified Person.

1.2.            “Board of Directors” means the Company’s board of directors.

1.3.            “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities (including the Common Stock issued or issuable upon the conversion of the equity securities issued or issuable upon the conversion or exercise of such warrants or convertible securities) of the Company, in each case now owned or subsequently acquired by any Key Holder, any Major Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Major Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.4.            “Certificate” means the Company’s Certificate of Incorporation, as amended from time to time.

1.5.            “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.6.            “Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

1.7.            “Company Notice” means written notice from the Company notifying the selling Key Holder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.8.            “Founder Series Preferred Stock” means shares of the Company’s Founder Series Preferred Stock, par value $0.0001 per share.

1.9.            “Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsections 6.9 or 6.17, and any one of them, as the context may require.

1.10.            “Major Investor Notice” means written notice from a Major Investor notifying the Company and the selling Key Holder that such Major Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.11.            “Major Investors” means the persons named on Schedule A hereto, each person to whom the rights of a Major Investor are assigned pursuant to Subsection 6.9, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.11, and any one of them, as the context may require.

1.12.            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.13.            “Preferred Stock” means, collectively, shares of the Company’s Founder Series Preferred Stock, the Series A Preferred Stock, and the Series A-2 Preferred Stock.

1.14.            “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

1.15.            “Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

1.16.            “Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

1.17.            “Right of Co-Sale” means the right, but not an obligation, of a Major Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.18.            “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.19.            “Secondary Notice” means written notice from the Company notifying the Major Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

1.20.            “Secondary Refusal Right” means the right, but not an obligation, of each Major Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Major Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.21.            “Senior Preferred Majority” means the holders of a majority of the shares of Common Stock issued or issuable upon conversion of (i) the then outstanding shares of Series A Preferred Stock and (ii) the then outstanding shares of Series A-2 Preferred Stock, in each case held by the Major Investors (voting as a single class and on an as-converted basis).

1.22.            “Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.23.            “Transaction Agreements” means (i) this Agreement, (ii) the Second Amended and Restated Investors’ Rights Agreement of even date herewith, by and among the Company and certain of its stockholders and (iii) the Second Amended and Restated Voting Agreement of even date herewith, by and among the Company and certain of its stockholders, in each case as the same may be amended from time to time.

1.24.        “Undersubscription Notice” means written notice from a Major Investor notifying the Company and the selling Key Holder that such Major Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.             Agreement among the Company, the Major Investors and the Key Holders.

2.1.          Right of First Refusal.

(a)            Grant. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)            Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Major Investor not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the Company and the Key Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 2.1(a) and this Subsection 2.1(b).

(c)            Grant of Secondary Refusal Right to Major Investors. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Major Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Major Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Major Investor must deliver a Major Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)            Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Major Investors with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Subsection 2.1(c) (the “Major Investor Notice Period”), then the Company shall, immediately after the expiration of the Major Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Major Investors who fully exercised their Secondary Refusal Right within the Major Investor Notice Period (the “Exercising Major Investors”). Each Exercising Major Investor shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Major Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Major Investor Notice Period. In the event there are two (2) or more such Exercising Major Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Major Investors pro rata based on the number of shares of Transfer Stock such Exercising Major Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Major Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Major Investors, the Company shall immediately notify all of the Exercising Major Investors and the selling Key Holder of that fact.

(e)            Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company and the Major Investors have agreed to purchase in the Company Notice, Major Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Major Investors shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Key Holder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Subsections 2.2 and 6.9(b); (ii) any future Proposed Key Holder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f)            Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Major Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Major Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Major Investors shall take place, and all payments from the Company and the Major Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2.            Right of Co-Sale.

(a)            Exercise of Right. If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Major Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Subsection 2.2(b) below and, subject to Subsection 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Major Investor who desires to exercise its Right of Co-Sale (each, a “Participating Major Investor”) must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Major Investor shall be deemed to have effectively exercised its Right of Co-Sale.

(b)            Shares Includable. Each Participating Major Investor may include in the Proposed Key Holder Transfer all or any part of such Participating Major Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Company or the Participating Major Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Major Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Major Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holders. To the extent one (1) or more of the Participating Major Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced

(c)            Purchase and Sale Agreement. The Participating Major Investors and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Major Investors and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2.

(d)            Allocation of Consideration.

(i)            Subject to Subsection 2.2(d)(ii), the aggregate consideration payable to the Participating Major Investors and the selling Key Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Major Investor and the selling Key Holder as provided in Subsection 2.2(b), provided that if a Participating Major Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the applicable conversion ratio of the Preferred Stock into Common Stock.

(ii)            In the event that the Proposed Key Holder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Major Investors and the selling Key Holder in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Certificate as if (A) such transfer were a Deemed Liquidation Event (as defined in the Certificate), and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding. In the event that a portion of the aggregate consideration payable to the Participating Major Investor(s) and selling Key Holder is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the Participating Major Investor(s) and selling Key Holder upon release from escrow shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e)            Purchase by Selling Key Holder; Deliveries. Notwithstanding Subsection 2.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Major Investor(s) or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Major Investors, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Major Investor(s) on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 2.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Key Holder to such Participating Major Investor(s) shall be made in accordance with the first sentence of Subsection 2.2(d)(ii). In connection with such purchase by the selling Key Holder, such Participating Major Investor(s) shall deliver to the selling Key Holder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Key Holder (or request that the Company effect such transfer in the name of the selling Key Holder). Any such shares transferred to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Major Investor the portion of the aggregate consideration to which each such Participating Major Investor is entitled by reason of its participation in such sale as provided in this Subsection 2.2(e).

(f)            Additional Compliance. If any Proposed Key Holder Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Major Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.

2.3.          Effect of Failure to Comply.

(a)            Transfer Void; Equitable Relief. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)            Violation of First Refusal Right. If any Key Holder becomes obligated to sell any Transfer Stock to the Company or any Major Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Major Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Major Investor (or request that the Company effect such transfer in the name of a Major Investor) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

(c)            Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Major Investor who desires to exercise its Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Major Investor the type and number of shares of Capital Stock that such Major Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 2.2. The sale will be made on the same terms, including, without limitation, as provided in Subsection 2.2(d)(i) and the first sentence of Subsection 2.2(d)(ii), as applicable, and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Major Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2. Such Key Holder shall also reimburse each Major Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Major Investor’s rights under Subsection 2.2.

3.            Exempt Transfers.

3.1.          Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners, other equity holders or Affiliates, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, or (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse), or any other family member approved by the Board of Directors (including by at least two of the Preferred Directors, as such term is defined in the Certificate of Incorporation of the Company, as such may be amended from time to time) of the Company (all of the foregoing collectively referred to as “family members”), or any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members; provided that in the case of clauses (a) or (c), the Key Holder shall deliver prior written notice to the Company and the Major Investors of such gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and any such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to such transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2; and provided further in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2.            Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

3.3.            Prohibited Transferees. Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company; or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.            Legend. Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF CAPITAL STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.            Lock-Up.

5.1.            Agreement to Lock-Up. Each Key Holder and Major Investor hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended (the “IPO”), and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, the Key Holder or the immediate family of the Key Holder, provided that the trustee of the trust or the entity, as applicable, agrees to be bound in writing by the restrictions set forth herein and the terms of the Transaction Agreements, and provided further that any such transfer shall not involve a disposition for value, and shall only be applicable to the Key Holders and Major Investors if all officers and directors enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder and Major Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2.            Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

6.            Miscellaneous.

6.1.            Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO; and (b) the consummation of a Deemed Liquidation Event (as defined in the Certificate).

6.2.            Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3.            Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4.            Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the above-named courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any federal court within the State of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.5.            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 0. If notice is given to the Company, it shall be sent to the Company at the address set forth on its signature page hereto, and a copy (which shall not constitute notice) shall also be sent to Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, MN 55402, Attention: Brian G. Moore.

6.6.            Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Purchase Agreement, the Certificate and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.7.            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8.            Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Subsection 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each of the following: (a) the Company, (b) the Key Holders holding at least a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants, and (c) the Senior Preferred Majority. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Major Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Major Investor or Key Holder without the written consent of such Major Investor or Key Holder (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders, (iii) Schedule A and Schedule B hereto may be amended by the Company from time to time to add information regarding additional Stockholders joined hereto pursuant to Subsections 6.9, 6.11 or 6.16, without the consent of the other parties hereto and (iv) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, termination or waiver applies to all Investors in the same fashion without creating a disparate impact on any Investor. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.9.            Assignment of Rights.

(a)            The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)            Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Major Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)            The rights of the Major Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except by a Major Investor (i) to an assignee or transferee who together with its Affiliates acquires at least 1,000,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction) (a “Third Party Transferee”), or (ii) to any Affiliate, it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii), shall be subject to and conditioned upon: such assignee’s delivery to the Company and the other Major Investors of a counterpart signature page to each of the Transaction Agreements, pursuant to which such assignee shall confirm its agreement to be subject to and bound by all of the provisions set forth in the Transaction Agreements that were applicable to the assignor of such assignee.

(d)            Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.10.            Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11.            Additional Major Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s preferred stock after the date hereof, any purchaser of such shares of preferred stock who together with its Affiliates owns at least 1,000,000 shares of Capital Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement pursuant to which such purchaser shall confirm its agreement to be subject to and bound by all of the provisions set forth herein and thereafter shall be deemed an “Major Investor” for all purposes hereunder.

6.12.            Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of law.

6.13.            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.14.            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.15.            Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.16.            Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Major Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.17.            Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any Person, which shares or options would collectively constitute (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then-outstanding Common Stock (treating as issued for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

6.18.            Consent of Spouse. If any Key Holder is married on the date of this Agreement, such Key Holder’s spouse shall execute and deliver to the Company a Consent of Spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

6.19.            Several Liability Among Major Investors. Each Major Investor’s obligations hereunder are several, and not joint and several. No Major Investor shall be liable for any other Major Investor’s breach of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:

RUBRYC THERAPEUTICS, INC.

By:	/s/ Isaac Bright
Name: Isaac Bright
Title: Chief Executive Officer

Address:

[Signature Page To Second Amended and Restated Right of First Refusal And Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

KEY HOLDERS:

[***]

[Signature Page To Second Amended and Restated Right of First Refusal And Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

MAJOR INVESTORS:

[***]

[Signature Page To Second Amended and Restated Right of First Refusal And Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

MAJOR INVESTORS:

[Signature Page to Second Amended and Restated Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

MAJOR INVESTOR:

[***]

[Signature Page to Second Amended and Restated Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

MAJOR INVESTOR:

IBIO, INC.

By:	/s/ Tom Isett
Name: Thomas F. Isett
Title: President

[Signature Page to Second Amended and Restated Right of First Refusal and Co-Sale Agreement]

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